EXHIBIT 99.1

RURBAN FINANCIAL CORP.

Moderator: Valda Colbart
April 18, 2008
10:00 a.m. ET

Operator: Good morning and welcome, ladies and gentlemen, to the Rurban Financial Corp. First Quarter 2008 Earnings Conference Call and Webcast.

At this time, I would like to inform you that this conference call is being recorded and that all participants are in a listen-only mode. We will open the conference up to the investment community for questions and answers following the presentation.

I would now turn the conference over to Valda Colbart, Investor Relations Officer. Please go ahead.

Valda Colbart: Good morning everyone. I would like to remind you that this conference call is being broadcast live over the Internet and will also be archived and available at our Web site www.rurbanfinancial.net until May 9, 2008.

Before we get started, I would like to remind - to make our usual safe harbor statement and remind everyone that comments made during this conference call regarding Rurban's anticipated future performance are forward-looking and therefore, involve risks and uncertainties that could cause the results or development to differ significantly from those indicated in these statements. These risks and uncertainties include but are not limited to risks and uncertainties inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the company and its subsidiaries operate, future interest rate levels, changes in local real estate markets, legislative and regulatory decisions, or capital market conditions, and other factors set forth in the company's filings with the Securities & Exchange Commission.

I will now turn the call over to Ken Joyce, President and CEO of Rurban Financial Corp. Ken…

Ken Joyce: Well, thank you, Valda and welcome to the First Quarter 2008 Webcast for Rurban Financial Corp. We appreciate you taking the time to listen in as we discuss the financial progress of your company.

Joining me today and presenting the quarterly progress and results are Duane Sinn, our Chief Financial Officer; Mark Klein, President and CEO of The State Bank and Trust Company; and Hank Thiemann, the President of RDSI.

Our earnings continue to improve as we reported first quarter earnings on Wednesday evening of $1.1 million, of which approximately $1 million was core earnings. We have not produced a $1 million quarter for core earnings since 2001. The good news is that the earnings improvement came from both of our business segments, banking and data and item processing. Our CFO will give you details of this progress, but I will discuss the strategy that we're using to get these results.

On the banking side, we are growing our loan balances through market expansion and sales efforts. It is important to note that this growth is not coming at the cost of sacrificing loan quality or below market interest rates. For the last few years, we have made strategic expansions into Lima, Toledo, Fort Wayne, Indiana, and Columbus, Ohio. These investments are now paying off, as we are experiencing loan growth in each of these markets. And we see these markets continuing to grow subject to the extent of the current recession or slow-down.

These market successes are coming to us as a result of an aggressive sales program, not just our presence in these markets. Mark Klein, the President and CEO of State Bank and Trust, has implemented these sales programs with a passion and the program is accompanied with a very targeted incentive program.

I'll now turn the Webcast over to Mark Klein, President and CEO of our banking group to discuss the progress of the bank. Mark…

Mark Klein: Thank you, Ken and good morning. We continue to make steady progress. Net income and resulting ROA have improved from a combination of loan growth, increases in depos - deposit fee income, mortgage banking volume, expansion of our core deposits, and continued expense containment. Our key performance objectives for each, along with the specific departmental strategies and clearly defined priorities, have enabled us to move our entire organization to higher performance and improved efficiency.

Delivering our loan growth is our team of commercial lenders in five geographical diverse markets, Northwest Ohio, greater Toledo, Lima, and Columbus, Ohio, and Fort Wayne, Indiana. Through the first quarter, we have made 994 client calls. Our commercial lenders and regional executives continue to deliver value by listening to our clients' needs and goals, and proactively recommending strategies, products, and services that improve their case flow and enhance their liquidity, while structuring their balance sheet for growth.

Deposit fees continue to improve with the expansion and integration of the high performance checking program we began in April of 2007. Net retail checking accounts for the quarter have increased by 122 compared to a net increase of 24 for the same quarter last year. Not only is this program delivering more retail core checking balances and fee income, but additional cross-sell opportunities as well. In 2006, our retail cross-sell ratio was 1.08 additional services per retail checking account opened. We improved our sales ratio to 2.35 for 2007, and for the first quarter of 2008 we have improved to 2.73. Clearly our objective of three, or more, for 2008 is within reach.

Our improved cross-sell ratio has also fed our objective of moving transactions to our more efficient electronic banking channel, a key strategy continued from 2007 into 2008. The number of clients utilizing electronic banking services has increased from 12,234 to 15,148, an increase of nearly 3,000, or 23.8 percent from the same quarter last year. This utilization has increased our monthly e-banking activity by 32 percent from 255,000 transactions in March of 2007 to 298,000 transactions in March of 2008, shifting 73,000 transactions to this more efficient channel.

Providing additional earnings strength for the quarter was lower mortgage rates that enabled us to increase our production by 125 percent to $18.4 million from $8 million compared to the same quarter a year-ago. A combination of product improvements, market expansions, and inter-departmental referrals provided the momentum. This growth came with prudent underwriting, reflecting our continued strategy that strategy that we will not forfeit quality for quantity.

Finally, with the full integration of expense reductions implemented in the first and fourth quarter of 2007, coupled with the aforementioned production improvement, we have reduced our efficiency ratio from 87 percent for the first quarter a year ago to 73 percent for this quarter. With continued prudent expense control, we see a continuously improving picture for 2008.

Ken, back to you…

Ken Joyce: Thank you, Mark and congratulations on your success in the banking unit and the positive results of your efforts.

Shifting our look to the data and item processing company, our strategy at RSDI is simple in expression, but certainly difficult in execution. We have three areas of strategic focus. Grow the business, operate efficiently, and manage the risk. I'll focus on my comments on grow the business.

We are growing the business through thre - through two primary strategies, market expansion and product expansion. Market expansion is occurring within our footprint and outside. We continue to obtain business through referrals and our sales efforts in our footprint. However, of growing importance is our expansion in the new markets. Within the past year, we have entered Florida and Nevada with two new banks in each of these markets. We have also entered Nebraska through a partnership with a Nebraska bank that was processing for itself, but decided to instead focus on banking and leave processing to us. This partnership has brought five Nebraska banks into the RDSI - RDSI family in the last six months.

We are continuing our product expansion as driven by our client banks and from the constantly evolving technical products. An example of our new product introduction is mobile banking, which we will be making available to our to our client banks in the third quarter of this year. This is an example of how we provide value to the RDSI banks allowing them to compete against the larger regional banks by taking a slice of the capital involved in development, instead of developing and funding the entire product themselves.

I'll now turn the Webcast over to Hank Thiemann, President of RDSI, to discuss the progress of our data and item processing group. Hank...

Hank Thiemann: Thank you, Ken. RDSI banking systems experienced an excellent first quarter with total revenue of $5.6 million and net income of $800,000, up 8.7 percent and 15.9 percent, respectively, compared to the year ago quarter. Driving this increase and impacting future revenue, we closed the quarter with four new bank clients, increasing clients served to 116 bank across 10 states. Our product sales growth also continued with 21 client banks contracting for 35 new products to enhance their processing and services to their customers. These products represent annual contract revenue of $113,000 and $76,000 in one-time installation fees. Given the state of the banking industry, we are focusing our product offerings on providing products and services that help create either more operating efficiencies, or revenue generating products. Examples would be remote capture of checks at branches and at merchants, and in the future in consumers' homes.

Global banking is on the horizon, as Ken mentioned, offering anytime from anywhere banking with cell phones. We are also working to help our client banks increase use of document imaging, loan files and deposit records, in connection with a paperless process for internal transmission of information, forms and account changes. Given the media attention to systems breaches and simple loss of data through lost or stolen devices, we are developing methods to secure laptops and flash drives.

We'll also be offering encrypted internal e-mail for secure transmission, systems for increased client bank management control and monitoring of Internet usage. Internally at RDSI, we also focused on efficiencies. Our item processing operations in Lansing, Michigan, and Defiance, Ohio, continue with improvements and streamlining of operations, allowing a reduction of 17 full-time equivalents 2007 benefiting our expenses in 2008. At our Defiance headquarters, process improvements continue, such as moving our banking clients to ACH collection of receivables, moving our accounts receivables over 20 days to just over five days.

Our focus for the balance of 2008 will be on several major fronts. Internally, we are enhancing customer service levels with staff training and better management tools. While not every client bank is necessarily interested in every new product, we will continue to explore, compare, analyze, select, test, and launch new products throughout the year. Our entries into newer territories, namely Nebraska, Arkansas, Florida, and Nevada, provide us with the opportunities to explore sales and continuing client growth in those states. Also, market research has begun for future entry into one or two more states.

Challenges that the banking industry faces today result in opportunities for RDSI to truly serve its clients as our value proposition indicates: the technical leader, a trusted advisor and a secure provider, providing the best overall value and outstanding service to our clients.

Ken, back to you...

Ken Joyce: Well, thank you, Hank. I'll now turn the Webcast over to Duane Sinn, Rurban's Chief Financial Officer, who will discuss our financial information in greater detail. Duane…

Duane Sinn: Thank you, Ken and good morning. I'll start out with a few balance sheet highlights.

Total assets at March 31, 2008, were $572 million, a $23 million increase from approximately 540 --- $549 million reported at March 31, 2007. The increase in assets was primarily contributed by loan growth, which increased $19 million. Loans increased a modest $2.6 million during the current quarter. However, the overall pipeline for loans remains good and has improved over the last 30 to 60 days as many of the regional banks, such as Huntington and National City, appear to be slowing their lending efforts. An additional bright spot for our banking group during the quarter was lower mortgage rates, which spike production for approximately 60 days.

As Mark mentioned in his section, total originations during the quarter were $18.4 million compared to only $8 million, ah, for the first quarter of 2007. Over 95 percent of these originations were sold into the secondary market with servicing retained. And our overall pipeline for mortgage originations remains strong.

As has been the pattern over the past several years, our loan growth continues to be generated from our niche of lending to small commercial businesses. Our production continues to come from our mark - from all of our markets. And Fort Wayne, Indiana, produced the largest growth over the past three months. During the quarter we benefited from increases in our ag lending balances. Many of our area farmers - farmers are experiencing higher input costs, and they are needing to fund these costs. Included in our balance sheet for the quarter, additional detail on the breakout of deposits. And we also mentioned in our press release that we continued to focus considerable amount of our time managing the liability side of our balance sheet. These efforts have paid off as we reported a $255,000 increase, which represents six percent in our net interest income, and this was primarily driven by increases in our loan balances and decreases in our cost of funds.

Our efforts to reduce our cost of funds include the use of repurchase agreements, increasing role of our chief deposit officer, focus on private client group offerings, promotions on our high performance checking account program, and focusing on the cross-sell of our products to our customers, as mentioned by Mark. These efforts have increased total transaction account balances by $15.5 million during the quarter - during the first quarter - while time deposits decreased $4.7 million for the same period. A portion of these time deposit transitioned into money market accounts and a portion we allowed to run off due to the excess liquidity during the quarter.

Transitioning to the Income Statement: Net income for the quarter was $1.1 million, or 22 cents per diluted share, compared to $702,000, or 14 cents per diluted share. The 2008 quarterly earnings included $100,000 of net after-tax income due to one-time items. In the year-ago quarter we also reported a one-time expense of $63,000. Excluding the one-time adjustments for both quarters, core operating earnings increased over 30 percent. The increase that - or excuse me - the highlights of the quarter include increases in net --net interest income driven by a stable margin, growth in non-interest income driven by data processing and mortgage banking fee income. And our expense control story continues as we successfully reduced expenses within the banking group during 2007 with 2008 getting the full-year benefit of these savings.

Net interest income was $3.8 million for the three months ended March 31st, 2008, compared to 3.6 for the first three months of 2007. This increase of $224,000 was due to maintaining our net interest margin at 3.45 percent within our banking group, while growing loans approximately $19 million. We have been very successful in managing our margin and it has improved from the linked quarter by two basis points. And we've done this while managing through the prime rate cuts of 300 basis points over the last two quarters. We are we - we remain very optimistic that our margin will remain stable and that we, ah, continue to be liability sensit -- sensitive and that we have a significant portion of our retail CDs that we'll re-price over the next several quarters. We also have identified specific initiatives that we plan to execute during the rem -- remainder of 2008 with the objective of continuing to maintain or improve the margin.

The provision for loan loss was $193,000 for the first quarter of 2008 compared to $93,000 taken in the first quarter of 2007. And if we just roll this forward a bit, we expect to continue to contribute somewhere between $150,000 and $200,000 a quarter, and that's primarily dependent upon our loan growth. At this time we do not see concerning trends and delinquency or foreclosures, and our target ah for our non-performing assets to total assets ratio remains to be at or below the average for Ohio publicly traded banks by year-end.

Total non-interest income of $7.5 million for the first quarter of 2008, compared to $6.7 million for the prior year first quarter, an increase of $777,000, or 12 percent. We disclosed in the press release that we benefited from $330,000 from one-time items. Also, mortgage banking has been an important part ah of our progress as mortgage originations increased 125 percent during the first quarter of 2006 --- 2008, compared to the first quarter of 2007. Total fee income from mortgage banking exceeded $340,000 for the current quarter. We also continued to record increases in customer service fees driven by increases in our high performance checking account product, and as mentioned earlier, our focus to cross-sell additional products continues to increase service charges, NSF fees, and the - and debit card fee income.

Our non-interest expense was $9.7 million for the first quarter of 2008, up $300,000, or 3.23 percent, from the first quarter of 2007. We expensed $84,000 in litigation expense and recorded a write-down of $90,000 on a receivable within RFCBC, our workout company, during the quarter. These two items represent the one-time expense disclosed in the press release. Also mentioned in our press release, in the first quarter of 2007 included $95,000 of one-time merger related expenses. Expenses within RDSI and the holding company increased $285,000 and $163,000, respectively, for the first quarter of 2008 compared to the first quarter of 2007. These increases were offset by 100 -

by $170,000, or 3.25 percent, decrease on operating expenses within our banking group. If we just step back for a moment and exclude all the one-time items in 2008 and 2007, our core operating expenses actually decreased approximately $250,000. And we remain steadfast in looking daily at additional operating expense efficiencies.

Our banking group, which now has total assets of $551 million, reported improved earnings for the first quarter of 2008 and that - its earnings for the first quarter of 2008 were $917,000, and that compares with $571,000 for the first quarter of last year. We continue to see the benefit from a portion of the cost efficiencies implemented in the first - in the fourth quarter of 2007. It will be extremely important to continue to increase loans organically, maintain, or increase, our mortgage banking income, and continue to gain additional efficiencies to continue down the path we have started here in the first quarter. We remain confident that we will continue to see improvements within our banking group.

At this point, I will turn it back over to Ken with some closing comments. Ken...

Ken Joyce: Thank you, Duane. We are pleased with our progress, but we certainly still recognize a need to continue our growth and improving profitability picture. We are committed to continuing that improvement in the quarters ahead. As mentioned previously, we are also continuing to seek strategic alternatives for RDSI that provide the opportunity to release its value that we believe is hidden in our stock.

Valda, I am turning this Webcast back to you to determine if we have any questions from our investment community.

Valda: Thank you, Ken. It's now time for the question and answer session. If you are using a phone, please pick the handset before pressing any numbers and unmute your phone. If you have a question, we'd like you to press star one on your telephone. That's star one if you have a question. And if for some reason someone asks the question you would like to and you need to withdraw that question, press star two. So again, if you have a question, press star one on your telephone. And we will take the questions in the order they are received. We'll stand by for just a few moments.

And we will take our first question from Ross Haberman, with Haberman Fund. Please go ahead.

Ross Haberman: Morning, gentlemen. Nice quarter.

Ken Joyce: Thanks, Ross. We're pleased. We know we're not there, but we are pleased with it.

Ross Haberman: Well, you've come along. A lot of guys are taking two - two steps back. You should be happy; you're taking a half a step forward.

Ken Joyce: We are, but we're not satisfied.

Ross Haberman: Is most of the additional business coming from the larger banks as you - as you make mention? And on a number of these conference calls we're hearing ah spreads on new businesses are, are a lot better today than they were three or six or nine months ago. Um, is that the case, what you're saying as well?

Ken Joyce: I'm going to turn this question to Mark, who's directly responsible for the loan side. So …

Mark Klein: Good morning, Ross. This is Mark Klein. Yes, I think, Ross, we're seeing a - probably an increase in our loan balances from across the board. As we've discussed in several of our Webcasts,

we're seeing a - an increase in all of our markets on lending. We've got a good market leader in Lima; we have a great market leader in Fort Wayne. We're doing well in Toledo. And to date we've got about nine million out of the Columbus market, all very high quality hand-picked credits. And so some of those, yes, are coming not only from a regional competition, but I would say from across the board, because, ah, obviously we've entered a new rate environment that has probably made, ah, some opportunities available to refinance some higher interest debt for some of those clients. So kind of across the board, but, ah, clearly as they have retracted from the lending market that has provided us opportunities.

Ken Joyce: Mark, we also need to recognize, too, that your calling efforts over the past year, to 18 months, they're yielding results. You know, what we're seeing now is the - kind of the fruit of all those calls coming to - coming to bear.

Mark Klein: That's a good point, Ken. If one would allege that we are growing at the expense of quality, I would adamantly disagree, because our underwriting process is rather rigorous, much to the chagrin of our commercial lenders. But we're sticking to our guns and we're not opening and closing the flood gate. So I'm very confident with the quality we're bringing in.

Ken Joyce: And, Ross, as to your question about the new loans coming on at a higher margin, you know, I don't necessarily see that. We struggle with pricing every day. Um, so you know, the - our borrowers are very much aware of the rate drops. And it's a - it's a constant struggle to get to the - to the right numbers and the right margins. So I'm not prepared to say that those margins are consistently improving.

Ross Haberman: OK and just one - one - one quick question for Duane. Um, ah, Duane, the $800,000 in the data processing operating income for the quarter, what was that cash flow number?

Duane Sinn: Yes. The EBITDA, Ross, is always stronger in the first quarter for RDSI. And their - and their earnings are usually a little bit higher, ah, due to the end of the year processing fee income they get. And so the the cash is just over $2 million.

Ross Haberman: Um, I'm sorry, the $2 million is ...

Duane Sinn: That's the EBITDA number.

Ross Haberman: ... is the EBITDA for the quarter?

Duane Sinn: That's correct.

Ken Joyce: That's correct, Ross.

Ross Haberman: OK, you say you had a million two in in depreciation and amortization for the quarter?

Duane Sinn: Yes, we do - we do have a higher level of amortization with the acquisition of DCM. And then, you know, their, their business is equipment and software driven.

Ross Haberman: Right.

Duane Sinn: So their depreciation and amortization of that is a big number. But, yes, we, we, ah, I think we talked last quarter about that number being in excess of $7 million for the year.

Ross Haberman: I'm sorry, I'm just - I'm just annualizing that 1.2. You said you're going to have close to the $5 million in depreciation and amortization for that division for the - for the year.

Duane Sinn: That's probably not too far off.

Ross Haberman: All right. OK that, that’s a big number. I didn't think it was that big

Ken Joyce: Ross, that's EBITDA now. So you've …

Ross Haberman: Right, right. Right, I understand.

Ken Joyce: There's other components in there.

Ross Haberman: Clearly, clearly. I understand and, um, you - just one final point. You touched upon - you threw out the idea of spinning that division off six to nine months ago. Um, where do you stand with that thought today?

Ken Joyce: Ah, well, when we did that - and we really discussed that probably - I think the first time we discussed it was probably the last Webcast we began to propose that we were considering that. And at that time we said it would be about a 12 to 18-month process to get to the other end of it.

Ross Haberman: Are you still of that opinion or, or, or has another option, you know, if something better comes along you would be open to that.

Ken Joyce: Well, things can always happen faster, but I want to be appropriately conservative and, and stay with that 12 to 18-month number.

Ross Haberman: OK, thanks. The best of luck and nice quarter.

Ken Joyce: All right. Thank you very much. Take care, Ross.

Operator: And once again, that is star one if you would like to ask a question. Star one.

Valda Colbart: While we are waiting to see if there are any more questions in the queue, I would like to let you know that the presentation from our 25th annual shareholders meeting on April 17th is available on our Web site. You can find the presentation on the Web site at www.rurbanfinancial.net. Click on the investor relations and then under presentations you will find that - presentation there for your viewing.

And if there aren't any more questions in the queue, we're going to say that's it for today. We do, um, appreciate your taking the time to hear more about the progress that Rurban Financial Corp. is making. We also look followed to talking with you next quarter. Thank you and have a great day.

Operator: All parties may now disconnect.

END